Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 for 615,000 shares of Class A Common Stock) pertaining to the Amended and Restated 2000 Long Term Incentive Plan of Hawk Corporation of our report dated March 14, 2008, with respect to the consolidated financial statements and schedule of Hawk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Hawk Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
August 4, 2008